UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 19, 2003

LOWE'S COMPANIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1605 Curtis Bridge Road, Wilkesboro, NC	28697

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(336) 658-4000

(Former name or former address if changed since last report)

Item 7.

Financial Statements, ProForma Financial Information and Exhibits

99.1  Press Release, dated May 19, 2003, announcing the financial results of Lowe's Companies, Inc. (the "Company") for its first quarter ended May 2, 2003.

Item 9.

Regulation FD Disclosure

     This Current Report on Form 8-K and the earnings news release attached hereto are being furnished by the Company pursuant to Item 12 of Form 8-K ("Results of Operations and Financial Condition"), in accordance with Securities and Exchange Commission Release Nos. 33-8216; 34-47583.

       On May 19, 2003, the Company issued a news release, furnished as Exhibit 99.1 and incorporated herein by reference, announcing the Company's financial results for the quarter ended May 2, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE'S COMPANIES, INC.
(Registrant)

Date: May 19, 2003	By:	/s/ Kenneth W. Black, Jr.
Kenneth W. Black, Jr.
Senior Vice President and Chief Accounting Officer

LOWE'S COMPANIES, INC.
EXHIBIT INDEX

Exhibit No.	Subject Matter

                     99.1                  Press Release, dated May 19, 2003, announcing financial results for the Company's quarter ended May 2, 2003.

 EXHIBIT 99.1

 May 19, 2003

 For 7:00 am EDT Release

 Contacts: Shareholders'/Analysts' Inquiries:                                                     Media Inquiries:

                   Paul Taaffe                                                                                             Chris Ahearn
                   336-658-5239                                                                                        336-658-7387

LOWE'S REPORTS RECORD EARNINGS FOR FIRST QUARTER

-- First Quarter Net Earnings Increased 21.7 Percent --

-- First Quarter Total Sales Increased 11.4 Percent --

WILKESBORO, N.C. - Lowe's Companies, Inc. (NYSE: LOW), the world's second largest home improvement retailer, today reported net earnings of $421 million for the quarter ended May 2, 2003, a 21.7 percent increase over the same period a year ago. Diluted earnings per share increased 20.5 percent to $0.53 from $0.44 in the first quarter of 2002.

Sales for the quarter increased 11.4 percent to $7.21 billion, up from $6.47 billion in the first quarter of 2002. Comparable store sales for the first quarter increased 0.1 percent.

"A strong housing market and improving consumer confidence continue to support the American conviction to invest in the home despite the effect of adverse weather and uncertain world events," commented Robert L. Tillman, Lowe's chairman and CEO. "In a society where home is increasingly the centerpiece of the American dream, Lowe's makes it easy for our customers to express their unique taste and style by providing compelling stores, knowledgeable service, and great products at guaranteed low prices."

During the quarter, Lowe's opened 21 new stores. As of May 2, 2003, Lowe's operated 875 stores in 45 states representing 97.2 million square feet of retail selling space, a 12.9 percent increase over last year.

A conference call to discuss first quarter 2003 operating results is scheduled for today (Monday, May 19) at 9:00 a.m. EDT. Please dial 888-817-4020 (international callers dial 706-679-3245) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe's website at www.lowes.com and clicking on About Lowe's, Investor Information, Shareholder Services, Calendar of Events. A replay of the call will be archived on www.lowes.com for 7 days.

Comments Regarding Adoption of Emerging Issues Task Force Issue 02-16

Emerging Issues Task Force ("EITF") Issue 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor", was issued by the EITF in November 2002 with transition provisions subsequently issued in January 2003.  The January 2003 transition rules stated that this issue would apply to all agreements entered into or significantly modified after December 31, 2002.

As we have previously announced, our current accounting treatment for vendor provided funds is consistent with the provisions of this issue with the exception of cooperative advertising allowances or co-op.  We currently account for co-op as direct offsets against advertising expenses.  Under EITF 02-16, these types of funds can only be used to offset advertising expenses if the co-op funds are a reimbursement of a specific, identifiable and incremental cost incurred by Lowe's in selling the vendor's product.

We do not expect this issue to have a material impact on our fiscal 2003 financial statements since substantially all of our cooperative advertising allowance agreements for fiscal 2003 were entered into prior to December 31, 2002.

We have assessed the historic volume of co-op reimbursements that have been received in order to determine which of these reimbursements would meet the specific, identifiable and incremental criteria outlined under this issue and accordingly, qualify as a direct offset to advertising expense.  Based on our analysis of the impact on net income, and the administrative costs to identify and track reimbursements between those qualifying for expense offset and those requiring inventory cost reduction, we have elected to treat all co-op funds received from vendors as a reduction in the cost of inventory and recognize them as a reduction to cost of goods sold when the inventory is liquidated.  We estimate that the prospective change in the timing of income recognition will reduce fiscal 2004 EPS by approximately $0.12 per share.  Had our vendor agreements for fiscal 2003 not been entered into prior to December 31, 2002, we estimate that the reduction of EPS would be approximately $0.11 per share in fiscal 2003.

The adoption of this issue does not change the ultimate cash to be received under these agreements nor the timing of cash flows, only the timing of when it is reflected in net income. In short, this represents a change only in the timing of earnings recognition, not in the amount of earnings ultimately recognized over the terms of the agreements.

Lowe's Business Outlook

This outlook is based on current expectations and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Second Quarter 2003 (comparisons to second quarter 2002)

  The company expects to open 25 stores reflecting square footage growth of approximately 13 percent
  Total sales are expected to increase approximately 13 percent
  The company expects to report comparable store sales of 2 to 4 percent
  Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase 20 to 30 basis points
  Store opening costs are expected to be approximately $23 million
  Diluted earnings per share of $0.68 to $0.70 are expected
  Lowe's second quarter ends on August 1, 2003 with operating results to be publicly released on Monday, August 18, 2003

Fiscal Year 2003 (comparisons to fiscal year 2002)

  The company expects to open 130 stores in 2003 reflecting total square footage growth of approximately 15 percent
  Total sales are expected to increase approximately 14 to 15 percent for the year
  The company expects to report a comparable store sales increase of approximately 3 to 4 percent
  Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase 20 to 30 basis points
  Store opening costs are expected to be approximately $140 million
  Diluted earnings per share of $2.16 to $2.20 are expected for the fiscal year ending January 30, 2004

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the direction of general economic conditions, the availability of real estate for expansion and its successful development, particularly in major metropolitan markets, the availability of sufficient labor to facilitate growth, fluctuations in prices and availability of product, unanticipated impact of competition, legal or regulatory developments, and weather conditions that affect sales.

With fiscal year 2002 sales of $26.5 billion, Lowe's Companies, Inc. is a FORTUNE 100 company that serves approximately nine million customers a week at more than 875 home improvement stores in 45 states. In 2003, FORTUNE named Lowe's America's Most Admired Specialty Retailer. Based in Wilkesboro, N.C., the 57-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com

###

Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended
	May 2, 2003		May 3, 2002
Current Earnings	Amount	Percent	Amount	Percent

Net sales	$ 7,211	100.00	$ 6,471	100.00
Cost of sales	4,973	68.96	4,548	70.29
Gross margin	2,238	31.04	1,923	29.71
Expenses:
Selling, general and administrative	1,314	18.22	1,141	17.64
Store opening costs	19	0.26	37	0.57
Depreciation	180	2.50	145	2.24
Interest	48	0.67	47	0.73

Total expenses	1,561	21.65	1,370	21.18

Pre-tax earnings	677	9.39	553	8.53
Income tax provision	256	3.55	207	3.19
Net earnings	$ 421	5.84	$ 346	5.34

Shares outstanding - Basic	783		777
Basic earnings per share	$ 0.54		$ 0.45
Shares outstanding - Diluted	802		798
Diluted earnings per share	$ 0.53		$ 0.44

Retained earnings
Balance at beginning of period	$ 5,887		$ 4,482
Net earnings	421		346
Cash dividends	(20)		(16)
Balance at end of period	$ 6,288		$ 4,812

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data
		(Unaudited)	(Unaudited)
		May 2,	May 3,	January 31,
		2003	2002	2003

Assets
Current assets:
Cash and cash equivalents		$ 1,600	$ 1,476	$ 853
Short-term investments		77	48	273
Accounts receivable - net		189	193	172
Merchandise inventory		4,864	4,360	3,968
Deferred income taxes		72	97	58
Other current assets		251	267	244
Total current assets		7,053	6,441	5,568
Property, less accumulated
depreciation		10,545	8,992	10,352
Long-term investments		132	19	29
Other assets		170	159	160
Total assets		$ 17,900	$ 15,611	$ 16,109

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$ 50	$ 100	$ 50
Current maturities of long-term debt		30	60	29
Accounts payable		3,069	2,740	1,943
Employee retirement plans		27	136	88
Accrued salaries and wages		169	175	306
Other current liabilities		1,570	1,286	1,162
Total current liabilities		4,915	4,497	3,578
Long-term debt, excluding current maturities		3,733	3,736	3,736
Deferred income taxes		499	314	478
Other long-term liabilities		18	7	15
Total liabilities		9,165	8,554	7,807

Shareholders' equity
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
May 2, 2003	783
May 3, 2002	777
January 31, 2003	782	392	389	391
Capital in excess of par value		2,055	1,856	2,023
Retained earnings		6,288	4,812	5,887
Accumulated other comprehensive income		-	-	1
Total shareholders' equity		8,735	7,057	8,302
Total liabilities and shareholders' equity		$ 17,900	$ 15,611	$ 16,109

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions
	For the Three Months Ended
	May 3,	May 2,
	2003	2002
Cash Flows From Operating Activities:
Net Earnings	$ 421	$ 346
Adjustments to Reconcile Net Earnings to Net Cash
Provided By Operating Activities:
Depreciation and Amortization	184	150
Deferred Income Taxes	7	4
Loss on Disposition/Writedown of Fixed and Other Assets	7	9
Stock-Based Compensation Expense	5	-
Tax Effect of Stock Options Exercised	4	6
Changes in Operating Assets and Liabilities:
Accounts Receivable - Net	(17)	(27)
Merchandise Inventory	(896)	(749)
Other Operating Assets	(8)	(69)
Accounts Payable	1,126	1,026
Employee Retirement Plans	(61)	33
Other Operating Liabilities	274	445
Net Cash Provided by Operating Activities	1,046	1,174

Cash Flows from Investing Activities:
(Decrease) Increase in Investment Assets:
Short-Term Investments	206	10
Purchases of Long-Term Investments	(164)	(2)
Proceeds from Sale/Maturity of Long-Term Investments	47	-
Increase in Other Long-Term Assets	(16)	(9)
Fixed Assets Acquired	(392)	(501)
Proceeds from the Sale of Fixed and Other Long-Term Assets	19	4
Net Cash Used in Investing Activities	(300)	(498)

Cash Flows from Financing Activities:
Repayment of Long-Term Debt	(7)	(7)
Proceeds from Stock Options Exercised	28	24
Cash Dividend Payments	(20)	(16)
Net Cash Provided by Financing Activities	1	1

Net Increase (Decrease) in Cash and Cash Equivalents	747	677
Cash and Cash Equivalents, Beginning of Year	853	799
Cash and Cash Equivalents, End of Year	$ 1,600	$ 1,476